EXHIBIT 99.1

Heat Biologics Appoints Louis C. Bock to Board of Directors

CHAPEL HILL, NC (September 25, 2013): Heat Biologics, Inc. (Nasdaq: HTBX), a clinical stage biopharmaceutical company focused on the development of novel cancer immunotherapies, today announced that it has appointed industry veteran Louis C. Bock to its Board of Directors.

“We welcome Lou to Heat Biologics and I look forward to relying on his experience as an accomplished biotechnology executive and investor at this exciting juncture in our corporate history,” said Jeff Wolf, Chief Executive Officer of Heat Biologics.

Mr. Bock is currently a Partner of venture capital firm, Scale Venture Partners, where he manages a portfolio of biopharmaceutical investments. Prior to joining Scale Venture Partners, Mr. Bock was at Gilead Sciences and Genentech where he held senior-level positions in research, project management, business development and sales. Lou sits on the Boards of Ascenta Therapeutics, New Century Hospice, Orexigen Therapeutics, Sonexa Therapeutics and Zogenix. He was also responsible for ScaleVP’s investments in Dynavax Technologies (NASDAQ: DVAX), Prestwick Pharmaceuticals, Seattle Genetics (NASDAQ: SGEN) and Somaxon (NASDAQ: SOMX).

“I am impressed by the Company’s immunotherapy approach and look forward to working with Jeff and the team as Heat Biologics continues to move its novel ImPACT Therapy through the clinic with the goal of improving therapeutic outcomes for cancer patients,” said Mr. Bock.

About Heat Biologics:

Heat Biologics (www.heatbio.com) is a clinical-stage biopharmaceutical company focused on developing its novel off-the-shelf ImPACT therapeutic vaccines to combat a wide range of cancers. Our proprietary ImPACT Therapy is being designed to deliver live, genetically-modified, irradiated human cells which are reprogrammed to “pump out” a broad spectrum of cancer-associated antigens together with a potent immune adjuvant called “gp96” to educate and activate a cancer patient’s immune system to recognize and kill cancerous cells. Heat shock protein gp-96 is a chaperone protein found in all human cells. Heat’s lead compound, HS-110, will be entering Phase 2 trials against non-small cell lung cancer and its second product candidate, HS-410 will be entering Phase 1/2 clinical trials against bladder cancer.

This release includes forward-looking statements on our current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding Heat’s continued clinical trials and its goals. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the expected contribution Mr. Bock. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

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Heat Biologics, Inc. Contact Information:

Matthew Czajkowski

Chief Financial Officer

(919) 240 7133

matt@heatbio.com

Rhonda Chiger

Rx Communications Group

(917) 322-2569

rchiger@rxir.com